Exhibit 10.3

LICENSE AGREEMENT

BETWEEN

MINORYX THERAPEUTICS, S.L.

AND

GT GAIN THERAPEUTICS SA

ROUSAUD
COSTAS
DURAN SLP

December 2017

LICENSE AGREEMENT

Barcelona, on December 20th, 2017 (hereinafter the “Effective Date”),

BETWEEN

MINORYX THERAPEUTICS, S.L. (hereinafter, the “Licensor” or “Minoryx”), a company organized under the laws of Spain, with registered offices at Avenida Ernest Lluch, 32, 08032 Mataró (Barcelona) and tax identification number 13-65648156, duly represented by Marc Martinell Pedemonte, holder of Spanish DNI 46.357.379-M, acting in his capacity as CEO; and

GT GAIN THERAPEUTICS SA (hereinafter referred to as “Licensee”), a company organised under the laws of Switzerland, with registered offices at Via Cantonale 18, CH-6928 Manno, Switzerland, duly represented by Lorenzo Leoni, acting in his capacity as CEO.

Minoryx and GT Gain Therapeutics SA will be hereinafter individually referred to as the “Party” and jointly as the “Parties”.

The Parties mutually acknowledge their full legal capacity to enter into this agreement.

WHEREAS

I.	Minoryx is a company specialised in the exploration of new lines of research related to the development of pharmaceutical products for the treatment of rare diseases.

II.
GT Gain Therapeutics SA is a company dedicated to the research, discovery, development, production, licensing and marketing of products and technologies in the pharmaceutical and/or biotechnology fields, and in particular of new therapies for the treatment of genetic diseases, orphan diseases and other illnesses.

III.	Minoryx is the owner of certain Intellectual Property and know-how (referred to as “Minoryx’s IP”, as further defined hereunder).

IV.
Minoryx was granted exclusive license rights, with the right to sublicense, to use and exploit certain Intellectual Property (the “Institutions’ IP”, as further defined hereunder), under a license agreement dated 1 June 2012, between Minoryx, Universitat de Barcelona (“UB”) and Institució Catalana de Recerca i Estudis Avançats (“ICREA”). The Institutions’ IP and Minoryx’s IP are hereinafter jointly referred to as the “Technology”.

V.
GT Gain Therapeutics SA is interested in obtaining license rights from Minoryx over the Technology including (í) an exclusive worldwide license to use and exploit Minoryx’s IP in the Field and (ii) an exclusive worldwide sublicense over the Institutions’ IP in the Field, in order to be able to develop its business, directly or indirectly through sub-licensing to third parties or any other way of operation. Minoryx is also interested in granting the referred license rights to Licensee under the terms and conditions set forth in this Agreement.

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VI.
The license over the Institutions’ IP granted by UB and ICREA to Minoryx is still in force, and Minoryx has been duly authorised by UB and ICREA to grant to Licensee a sublicense over such Institutions’ IP under the terms and conditions stated hereunder as per the authorization included as Annex 0.

VII.
On 31 May 2017, the Parties executed a Research & Development Services Agreement, through which Minoryx has retained Licensee to continue the research and development activities carried out to this date with regard to the Technology.

NOW THEREFORE, in consideration of the mutual covenants established herein, the Parties have agreed to enter into this License Agreement (hereinafter, the “Agreement”) in accordance with the terms and conditions as follows:

1.	Definitions

1.1.	In this Agreement:

1.1.1.	“Abandons” or “Abandonment” shall mean a complete cessation of research and development, marketing or commercialization during a continuous and uninterrupted period of eighteen (18) months.

1.1.2.
“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.

1.1.3.	“Agreement” shall mean this License Agreement between Licensor and Licensee.

1.1.4.
“Composition of Matter Claim” shall mean (i) any composition of matter claim in patents already filed (or assigned) as identified in Annex I, and (ii) any composition of matter whether covered or not by a patent claim, that fall under the chemical spaced identified in Annex I.

1.1.5.
“Confidential Information” shall mean all scientific, regulatory, marketing, financial, and commercial information or data, as well as trade secrets, whether communicated in written, oral, graphic, electronic or visual form, that is provided by one Party to the other Party under this Agreement. By way of example only, Confidential Information of Licensor includes the Technology and any invention disclosed by Licensor to Licensee under clause 7, and Confidential Information of Licensee includes any information disclosed by Licensee to Licensor under clause 2.4 or clause 3.2.5, any information to which Licensor or the auditor appointed by Licensor may have access under clause 4, and Licensee IP.

1.1.6.	“Provider” shall mean the Party that provides Confidential Information to the other Party under this Agreement.

1.1.7.	“Field” shall mean any field of use and commercialization of the Technology.

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1.1.8.
“Institutions’ IP” shall mean: (i) the patent no. EP 11380102 titled “Method Of Binding Site And Binding Energy Determination By Mixed Explicit Solvent Simulations”; (ii) any divisionals, substitutions, continuations and continuations-in part of the foregoing patent (excluding claims of the foregoing that is not entitled to the priority date of patent); (iii) all reissues, reexaminations, extensions, registrations, patent term extensions and restorations, supplementary protection certificates and renewals of any of the foregoing patent; and (iv) the Intellectual Property rights in connection thereto, including the corresponding know-how and software; in each case, anywhere in the world, as further described in Annex I.

1.1.9.
“Intellectual Property” or “Intellectual Property rights” shall include copyrights, trademarks, service marks, trade secrets, patents and any other proprietary right that is recognized under the laws of the European Union, all member states therein and the United States of America, and shall include all reexaminations, reissues, extensions and any other post-issuance counterparts to any of the foregoing, and applications or registrations for any of the foregoing, including provisionals, divisionals, substitutions and continuations (in whole or part).

1.1.10.
“License” shall mean the license rights over the Technology granted herein, including the (i) license granted by Licensor to Licensee over Minoryx’s IP in the Field, and the (ii) sublicense granted by Licensor to Licensee over the Institutions’ IP in the Field, under this Agreement.

1.1.11.	“Licensee” shall mean GT Gain Therapeutics and any Affiliate entity.

1.1.12.
“Licensee IP” shall mean any new ideas, inventions, compositions of matter, biological, chemical or physical materials, progeny, derivatives, products, methodologies, data, reports, materials, know-how, services, computer programs or other works of authorship that are conceived, created, authored, reproduced, modified, treated, purified, isolated, fractionated, tested or reduced to practice by Licensee, together with all Intellectual Property rights in all of the foregoing.

1.1.13.	“Licensor” shall mean Minoryx and any Affiliate entity.

1.1.14.
“Liquidity Event” shall mean (i) an acquisition of Licensee by another person(s) or entity by means of any transaction or series of related transactions (including any reorganization, merger, consolidation, share transfer, option or arrangement) where quota holders of Licensee immediately preceding such transaction or transactions own, following such transaction or transactions, less than 50% of the ownership or voting rights of Licensee; or (ii) any payment of proceeds or distribution from a sale or exclusive lease or license (outside of Licensee’s ordinary course of business) of all or substantially all of the assets of Licensee, in a way which can be considered equal to a sale of the business of Licensee, and any of the above in connection with any voluntary or involuntary dissolution, winding up or liquidation of Licensee.

1.1.15.
“Material” shall mean any and all materials and equipment provided by Licensor to Licensee for use in connection with the Technology, together with any parts or sub-units, descendants, progeny, mutants, mutations or other derivatives thereof and, specifically, the materials described in Annex II.

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1.1.16.
“Method Claim” shall mean (i) any method claim in patents already filed (or assigned) as identified in Annex I and (ii) structure based approach using computational methods developed by the research team lead by Mr. Xavier Barril to identify pharmacological chaperones.

1.1.17.	“Milestone Payments” shall mean the variable payments based the occurrence of a Liquidity Event, to be paid by Licensee to Licensor in consideration of the License.

1.1.18.
“Minoryx’s IP” shall mean (i) the Site-Directed Enzyme Enhancement Therapy (“SEE-TX®”) discovery platform for identification of non-competitive pharmacological chaperones, (ii) Minoryx’s Molecules acting as pharmacological chaperones, (iii) Minoryx’s Know-How and (iv) Minoryx’s Trademark named “SEE-Tx” including all methods, data sets, technical documents pertaining to the screening technology including specification, diagrams, lab results, any and all notes, all inventor notebook pages specific to the program, all patents, pending, issued, or filed to the screening technology

1.1.19.
“Minoryx’s Know-How” shall mean Minoryx’s confidential and proprietary know-how related to discovery, identification and research of small molecule allosteric chaperones that enhance the enzymatic activity, as further described in Annex I, and any and all information and documentation of technical and scientific nature concerning the characteristics, manufacturing, quality, efficacy, safety and manufacturing processes related to SEE-TX® that is not in the public domain and that is not owned by a third party.

1.1.20.	“Minoryx’s Molecules” shall mean the molecules acting as pharmacological chaperones identified and synthesized by Licensor, set forth and further described in Annex I.

1.1.21.	“Minoryx’s Trademarks” shall mean Spanish Trademark No. M-3029675(7) and European Union Trademark No. 011597432.

1.1.22.
“Net Revenues” shall mean the gross amounts invoiced by Licensee for (i) sales of Products, (ii) and Sublicensing Revenue, less the following items, to the extent allocable to such Products (if not previously deducted from the amount invoiced): (i) reasonable and customary trade, quantity and cash discounts actually granted; and (ii) taxes, duties and other governmental charges imposed on the production, sale, delivery, use or importation of Products (including, without limitation, any applicable sales, use, excise or value-added taxes, but excluding taxes based on income) less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts, charge-backs and rebates in amounts customary to the trade to the extent actually granted . Net Revenues shall not include transfers of Products to an Affiliate or Sublicensee or for promotional, sampling or non-for-profit compassionate use programs or for use in clinical trials.

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1.1.23.	“Product/s” shall mean any product in the Field that would infringe Institutions’ IP or Minoryx’s IP but for the License provided herein.

1.1.24.	“Provider” shall mean the Party that discloses Confidential Information to the other Party under this Agreement.

1.1.25.	“Recipient” shall mean the Party that receives Confidential Information from the other Party under this Agreement.

1.1.26.	“Royalties” shall mean the variable payments based on Net Revenues to be paid by Licensee to Licensor in consideration of the License.

1.1.27.	“Royalty Term” shall mean the period of time commencing on the Effective Date and shall expire upon the 10th anniversary of the first Product commercialization.

1.1.28.
“Sublicense” shall mean any license granted by Licensee to a Third Party on all or part of the Technology, including but not limited to, manufacturing use or exploitation rights on the Products and within the scope of the License.

1.1.29.	“Sublicensee” shall mean any Third Party to which Licensee has directly or indirectly (i.e., through multiple tiers of sublicense) granted a Sublicense.

1.1.30.
“Sublicensing Revenue” shall mean all amounts received by Licensee from any Sublicensee in consideration of the grant by Licensee of a Sublicense under all or any portion of the License, including, without limitation, all up-front fees, license fees, maintenance fees, milestone payments, premiums above the fair market value on sales of debt or equity securities of Licensee, royalties received by Licensee from Sublicensees with respect to such Sublicensees’ sales of Products and any other payments made by any Sublicensee in consideration of the grant of a Sublicense less any taxes, duties or other governmental tariffs, wire transfer fees, currency exchange fees imposed on the payment of such revenue.

1.1.31.	“Technology” shall mean Minoryx’s IP and the Institutions’ IP and expressly excludes Licensee IP.

1.1.32.	“Third Party” shall mean any person or entity other than Licensor and Licensee.

2.	License Grant and Scope

2.1.	Licensor hereby grants to Licensee, and Licensee accepts and agrees, license rights over the Technology in the Field, as further detailed below:

2.1.1.
An exclusive (even as to Licensor except as expressly set forth in clause 7 below), worldwide, royalty-bearing, assignable, transferable license, including the right to sublicense through multiple tiers of sublicense, to Minoryx’s IP to make, have made, use, import, export offer to sell, sell and have sold, copy, modify, perform, display, create derivative versions of Products in the Field or otherwise to exploit Minoryx’s IP in the Field, for any lawful purpose subject to the terms and conditions provided below; and

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2.1.2.
An exclusive (even as to Licensor except as expressly set forth in clause 7 below), worldwide, royalty-bearing assignable, transferable sublicense, including the right to sublicense through multiple tiers of sublicense, to Institutions’ IP to make, have made, use, import, offer to sell, sell and have sold, copy, modify, perform, display, create derivative versions of Products in the Field or otherwise to exploit the Institutions’ IP in the Field to any lawful purpose, subject to the terms and conditions provided below.

2.2.	The term of the License shall commence on the Effective Date and shall continue in effect while the Licensee continues to use or exploit Minoryx’s IP and/or Institutions’ IP.

2.3.
License shall include the rights on the Technology provided in Article 59 of Spanish Law 24/2015, of July 24, on Patents, and especially but not limited to: the rights to manufacture, introduction into the market, commercialization, import and export, use, distribution, sale, possession of the Products and the use of procedures under the Technology.

2.4.
Licensee may grant total or partial Sublicenses to third parties. In any case Sublicenses granted by Licensee shall respect the terms of the License and strictly observe the rights granted to Licensor, which in all cases must be adequately safeguarded. Licensee shall deliver to Licensor a copy of any and all fully-executed Sublicense agreements within 30 days after execution, provided that Licensee may redact any confidential information contained in such copies that is not necessary for Licensor to ascertain compliance with this Agreement. Licensee shall at all times be and remain responsible for the compliance of Sublicensees with the terms and conditions of this Agreement, including without limitation payment of all amounts that may become due hereunder as a result of Sublicensees’ activities.

2.5.	Licensor undertakes not to grant any license or sublicense on the Technology to any third party and not to exploit the Technology by itself.

3.	Consideration

3.1.	In consideration of the License, Licensee shall grant the rights and make the payments set forth in this Agreement in favour of Licensor.

3.2.	Royalties

3.2.1.
Licensee shall pay Licensor, as Royalties, an amount equal to EIGHT PER CENT (8%) of (í) Net Revenues with regard to Products that would infringe (a) at least one Composition of Matter Claim (b) Minoryx’s Molecules, and of (ii) Sublicensing Revenue.

3.2.2.	Licensee shall pay Licensor, as Royalties, an amount equal to THREE PER CENT (3%) of Net Revenues with regard to Products that would infringe (a) at least one Method Claim or (b) Minoryx’s Know-How.

3.2.3.
Royalties under clauses 3.2.1 and 3.2.2 shall be payable on a Product-by-Product, Service-by-Service and country-by-country basis, for the Royalty Term. Upon the expiration of the Royalty Term for a Product or a Service in a country, the License with respect to that Product or Service in that country shall become royalty-free, fully-paid, irrevocable and perpetual.

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3.2.4.	For clarity, the Royalties established in clause 3.2.2 will not apply whenever the Royalties established in clause 3.2.1 apply.

3.2.5.
Licensee shall report to Licensor in writing within three (3) months from the end of each calendar year, Net Revenues of Products by Licensee and Sublicensees in such calendar year and Sublicensing Revenue received by Licensee in such calendar year.

3.2.6.
Within thirty (30) days of Licensor’s receipt of Licensee’s report pursuant to clause 3.2.5 for each calendar year, Licensor shall issue to Licensee the corresponding invoice for Royalties due under this Agreement for such calendar year, and Licensee shall proceed with the payment of the Royalties increased with the applicable VAT within thirty (30) days from the receipt of the relevant invoice issued by Licensor.

3.3.	Milestone Payments

3.3.1.
The Parties agree that, in addition to the Royalties, Licensee will pay Licensor as consideration for the License the Milestone Payments established hereunder subject to the occurrence of a Liquidity Event:

3.3.1.1. TEN PER CENT (10%) of any consideration obtained by Licensee or quota holders of Licensee if the Liquidity Event takes place within twelve (12) months as of the Effective Date.

3.3.1.2. FIVE PER CENT (5%) of any consideration obtained by Licensee or quota holders of Licensee if the Liquidity Event takes place between twelve (12) and twenty-four (24) months as of the Effective Date.

3.3.1.3. TWO AND A HALF PER CENT (2.5%) of any consideration obtained by Licensee or quota holders of Licensee if the Liquidity Event takes place between twenty-four (24) and thirty-six (36) months as of the Effective Date.

3.3.1.4. ONE AND ONE QUARTER PER CENT (1.25%) of any consideration obtained by Licensee or quota holders of Licensee if the Liquidity Event takes place between thirty-six (36) and sixty (60) months as of the Effective Date.

3.3.1.5. In the event that the Liquidity Event takes place after sixty (60) months as of the Effective Date, Licensee will not have further obligation to pay any amount on account of a Liquidity Event.

3.3.2.
Licensee shall use its best efforts to inform Licensor of the Liquidity Event as soon as practicable (so long as it is not prohibited from doing so by law, regulation or fiduciary duty), and agrees to proceed with the corresponding payment in favour of Licensor within the no later than five (5) days after the closing date of such Liquidity Event. For the avoidance of doubt, any disclosure of information made by Licensee to Licensor regarding a Liquidity Event shall be subject to the confidentiality obligations established in clause 11 hereto.

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3.4.	All payments owed under this Agreement (i) shall be paid in full when due, without any deductions or offsets for withholding; and (ii) shall be subject to any applicable value-added tax.

4.	Reports and Audits

4.1.
Licensee shall keep complete and accurate records and accounts pertaining to the sale or other disposition of Products, the calculation of Net Revenues, and the receipt of Sublicensing Revenue in sufficient detail to permit Licensor to confirm the accuracy of all Royalty payments made due hereunder for at least three (3) full calendar years following the end of the calendar year to which such records and accounts pertain. This obligation shall remain enforceable during the term of the Agreement and until the third anniversary of expiration or termination of the Agreement.

4.2.
Licensor shall have the right, once a year, to directly audit or cause an independent, certified public accountant reasonably acceptable to Licensee to audit Licensee’s records and accounts maintained pursuant to clause 4.1 solely to confirm Net Revenues, Sublicensing Revenues and Royalties for a period covering the preceding three (3) full calendar years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Licensee. The auditor will disclose to Licensor only such information as is reasonably necessary to provide Licensor with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the audit report to Licensee at the same time it is sent to Licensor.

4.3.
In the event that the results of the audit reveal any underpayment by Licensee, Licensee shall pay the amount of such underpayment to Licensor within thirty (30) days after receipt of the audit report. In the event that the results of the audit disclose an overpayment by Licensee, then Licensee will deduct the amount of such overpayment from future payment of Royalties under this Agreement.

4.4.
Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than ten per cent (10%) of the amount due for any calendar year, in which case, Licensee shall bear the costs of the review or audit.

5.	Protection of the Technology

5.1.
As from the Effective Date, Licensee will be responsible for, and shall bear all costs related with, the protection, management and maintenance of the Intellectual Property rights on the Technology, including, without limitation, the prosecution and maintenance thereof.

5.2.
Licensee may decide to file for protection of the Technology under any Intellectual Property right, according to the applicable laws, whether in whole or in part, at a national and/or international level (including, if any, extensions), and that the costs, management and maintenance of the protection title are borne by Licensee. Nothing in this Agreement shall give Licensor any right to any Licensee IP. Licensor acknowledges and agrees that Licensee may file for Licensee IP in Licensee’s own name.

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5.3.
In the event that Licensee desires to cease prosecuting or maintaining any patent application or patent within the Technology in any country, Licensee shall provide reasonable prior written notice to Licensor of such intention to cease prosecution or maintenance (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such patent application or patent with the patent office of such country), Licensor shall have the right, in its discretion, to assume responsibility for prosecution and maintenance of such patent application or patent in such country in its own name, assuming its costs, management and maintenance. In such event, if Licensor elects to continue prosecuting and maintaining such patent application or patent in such country, such patent application or patent in such country shall no longer be within the Technology licensed to Licensee under this Agreement, with no right to compensation for Licensee. In any case, Licensor shall have to communicate in writing such event to Licensee.

5.4.
In the event that any of the Parties filed an application for protection of Technology under any Intellectual Property right, Licensee, in collaboration and coordination with Licensor, shall be in charge of the registration of the License before the relevant patent office license registry, the record of which shall expressly include the reversion right set forth in this Agreement in favour of Licensor. Licensee shall assume all costs and expenses. In the event a patent application or patent ceases to be within the Technology licensed to Licensee under this Agreement, Licensee shall be responsible for requesting the update of the License records at the registry accordingly.

6.	Enforcement and Defence of the Technology

6.1.	If either Party becomes aware of an infringement by a third party of the Intellectual Property rights relating to the Technology, it shall immediately notify such situation to the other Party.

6.2.
Licensee shall have the first right, in its sole discretion and at its sole expense, to bring and control any action or proceeding with respect to infringement of the Intellectual Property rights relating to the Technology, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Licensor shall provide Licensee, free of charge, with all information, existing documentation and reasonable assistance that Licensee may request for the enforcement of such rights.

6.3.
If Licensee fails to bring any such action or proceeding within (i) one hundred eighty (180) days following the notice of alleged infringement, or (ii) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Licensor shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

6.4.
Licensee shall be responsible for the defence of the Technology in case of judicial or out-of-court claim of a third party based on the violation of its Intellectual Property rights, as well as product liability. Licensor shall provide Licensee, free of charge, with all information, existing documentation and reasonable assistance it may request for the defence of the Technology. The expenses incurred by Licensee in the defence of the Technology shall be assumed in any case by Licensee.

6.5.
Any compensation obtained by Licensee in the enforcement or defence of Technology involving the recovery of any unpaid Royalties will be included in Net Revenues in the calendar year in which it is received and shall generate Royalties, without prejudice of the right of Licensee to deduct from such compensations the amounts reasonably incurred in the referred defence activities.

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7.	Future Innovation on the Technology

Any results and inventions that may be generated in the future by Licensee related to improvements to the Technology shall be the sole and exclusive property of Licensee. .

8.	Transfer or Material, Minoryx’s Know How, Retention of Personnel

8.1.
In the framework of this Agreement, Licensor shall transfer title and ownership of, and shall deliver, the Material described in Annex II and shall provide Minoryx’s Know-How in electronic and any other format reasonably requested by Licensee within five (5) days as of the Effective Date. It shall be delivered to:

Attn: Lorenzo Leoni,
GT Gain Therapeutics SA, c/o Tecnopolo Ticino,
Via Cantonale 18,
CH-6928 Marano, Switzerland.

8.2.
Licensee shall make its best efforts to retain personnel in order to perform the research and development activities to be carried out by Licensee in connection with the Technology as agreed upon by the Parties in the Research & Development Services Agreement dated 31 May 2017. Such personnel are listed in Annex III hereto (the “Transferred Personnel”) and once the transfer of personnel takes place, they will cease their employment relationship with Licensor and will then join Licensee’s regular staff. Licensor agrees to assign and hereby does assign to Licensee all of Licensors worldwide right, title, and interest in and to any ideas, inventions, compositions of matter, biological, chemical or physical materials, progeny, derivatives, products, methodologies, data, reports, materials, know-how, services, computer programs or other works of authorship that are conceived, created, authored, reproduced, modified, treated, purified, isolated, fractionated, tested or reduced to practice by the Transferred Personnel on or after 31 May 2017, together with all Intellectual Property rights in all of the foregoing. Licensor agrees that it shall execute any and all documents at no cost necessary to effectuate the foregoing assignment to Licensee. Licensor hereby waives, and agrees never to assert, any claims against Licensee based on the foregoing assigned rights. To the extent that any of the foregoing rights were held by such Transferred Personnel and not Licensor, Licensor hereby waives, and agrees never to assert, any claims against the Transferred Personnel arising out of or related to their assignment of the foregoing to Licensee.

8.3.	Licensee undertakes to use the Material in compliance with all applicable laws and regulations.

8.4.	Once delivery of Material is completed, Licensee will be responsible for its use, storage and, given the case, disposal, always subject to applicable laws and regulations.

8.5.
Any Material delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. Licensor makes no representations and extends no warranties of any kind, either express or implied, of merchantability or fitness for a particular purpose, or lack of health and safety risks in the use of Materials.

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8.6.
Except to the extent prohibited by law, Licensee assumes all liability for damages which may arise from the use, handling, storage or disposal of Material by Licensee. Licensor will not be liable to Licensee for any loss, claim or demand made by Licensee, or made against Licensee by any other party, due to or arising from the use, handling, storage or disposal of Material by Licensee, except to the extent permitted by law, when caused by the negligence or wilful misconduct of Licensor.

9.	Indemnity. Disclaimer

9.1.
The License under this Agreement is granted without any warranty, explicit or implicit, including but not limited to, marketability or patentability of the Technology or adequacy to a specific purpose. Licensor warrants on behalf of itself and UB and ICREA that, to the best of their knowledge, there is (i) no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Technology; (ii) no inventors other than those listed as inventors on applications filed on the Technology; (iii) no suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of Licensor, threatened against or affecting Licensor with respect to the Technology; (iv) no entity has notified Licensor or UB and ICREA in writing of any material claim against Licensor alleging any personal property or economic injury, loss or damage incurred as a result of or relating to the use of the Technology and (v) the validity or enforceability of any of the existing patent rights in the Technology or Licensor’s or UB and ICREA’s title thereto has not been questioned in any litigation, governmental inquiry or proceeding to which Licensor or UB and ICREA are a party and, no such litigation, governmental inquiry or proceeding is threatened.

9.2.
Licensee is responsible for the exercise and use of the rights to operate the Technology at its own cost, and will indemnify, hold harmless, and defend Licensor against any third party claim of any kind arising out of or related to (i) the exercise of any rights granted to Licensee under this Agreement (except for any claims by a third party that the rights licensed hereunder infringe such third party Intellectual Property Rights); or (ii) the material breach of this Agreement by Licensee; or (iii) product liability claims; to the extent not caused by the negligence or wilful misconduct of Licensor or UB and ICREA.

9.3.
Licensor will indemnify, hold harmless, and defend Licensee against any third party claim arising out of or related to a claim that Licensee’s use of the licensed Technology as set forth in this Agreement infringes any Intellectual Property of such third party, provided that any such use if the Technology is authorised under this Agreement.

9.4.
Licensor represents and warrants that (a) it has the authority and right to enter into and perform its obligations under this Agreement and grant the License granted to Licensee herein, (b) it has not granted a license over the Technology that would conflict with the rights granted to Licensee hereunder, (c) as of the Effective Date, and to the best of Licensor’s knowledge, the execution, delivery and performance of this Agreement by Licensor does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound.

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9.5.
Licensee represents and warrants that (a) it has the authority and right to enter into and perform its obligations under this Agreement, (b) as of the Effective Date, to the best of Licensee’s knowledge, the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or, to its knowledge, is otherwise bound.

9.6.
IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL HAVE KNOWN OF THE POSSIBILITY OF THE FOREGOING.

10.	Termination

10.1.	This Agreement shall terminate:

10.1.1.	By mutual agreement of the Parties.

10.1.2.	Upon expiration of the Royalty Term.

10.1.3.	Upon early termination subject to 10.2, 10.3 and 10.4 below.

10.2.
Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material default of any of the terms, obligations, conditions and undertakings of this Agreement and has not cured such default within two (2) months after notice from the non-defaulting Party (by certified mail, burofax or by means of a Notary Public notification) requesting the cure of such default. Any such termination shall become effective at the end of the abovementioned period provided that (i) the defaulting Party had not cured its default prior to the end of such period and (ii) the non-defaulting Party had provided a subsequent notice of termination.

10.2.1.
In the event of termination due to material default as provided above, the non-defaulting Party shall be entitled to decide whether to demand the fulfilment of the terms of the Agreement or to terminate the Agreement in accordance with clause 10.2 with the right to seek compensation for damages.

10.3.	Licensor shall have the right to terminate this Agreement in a country-by-country basis, with no right by Licensee to any penalization or compensation by reason of such termination, in the event that:

10.3.1.	Licensee Abandons the Technology. Licensee undertakes to notify Licensor in writing of any such abandonment in order to allow Licensor to exercise the termination right described herein; or

10.3.2.
Licensee used, either by itself or through Sublicensees, the Technology for purposes clearly in material violation of the Law, if such violation would reasonably be expected to have a material adverse effect on Licensor’s rights in the Technology or under this Agreement.

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10.3.3.
Notwithstanding the foregoing, Licensor provides Licensee with sixty (60) days prior written notice of any proposed termination based on section 10.3.1 or 10.3.2 and Licensee fails to cure the Abandonment or, as the case may be, the unlawful use in that sixty (60) days.

10.4.	Licensee may terminate this Agreement at any time, for any reason or no reason, upon ninety (90) days’ written notice to Licensor.

10.5.
In the event license granted to Minoryx over the Institutions’ IP is terminated for any reason, the exclusive sublicense over the Institutions’ IP granted under clause 2.1.2 above shall automatically revert to a direct sublicense to Licensee. Without prejudice of the foregoing, the License shall be deemed to survive as for the exclusive license provided under 2.1.1, and Licensor will not cause this Agreement to be terminated due to the foregoing.

10.6.
The eventual failure on the granting of any Intellectual Property right on the Technology, the filing of which is pending as of the Effective Date, shall not give rise to termination of this Agreement.

10.7.
In the event of termination of the Agreement for any reason, the License shall terminate and revert to Licensor, and the right of Licensor to receive accrued payments in accordance with clause 3 above shall remain in force, unless otherwise agreed in writing between the Parties. Licensee shall have the right sell existing inventory or Products already sold to third parties. Each Party shall return the Confidential Information received from the other Party.

11.	Confidentiality

11.1.
The Parties acknowledge that each Party will have access to Confidential Information of the other Party and UB and ICREA. The Recipient shall not disseminate Confidential Information of the Provider and shall keep such information under strict confidentiality and secrecy. Notwithstanding the foregoing, the Recipient may share the Provider’s Confidential Information with those of its officers, directors, employees, consultants and other representatives that have a need to know such information for the purposes expressly authorized by this Agreement, have been advised by the Recipient of the Recipient’s confidentiality obligations under this Agreement, and are contractually or legally bound by obligations of non-disclosure and non-use at least as stringent as those contained herein.

11.2.
The aforementioned restrictions on the dissemination and use by the Recipient of the Provider’s Confidential Information shall not apply to information of public knowledge, or that becomes of public knowledge without the violation of this Agreement, or was already known by the Recipient at the time of receiving such information from the Provider, as evidenced by its pre-existing written records, disclosed to Recipient by a third party, or independently developed by Recipient. The Recipient may disclose Confidential Information if such disclosure is required pursuant to an order of judicial or administrative nature, but shall duly inform the Provider before the dissemination and reasonably give Provider any assistance required in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein. In addition, the Recipient may disclose Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances:

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11.2.1.	Filing or prosecuting patent rights as permitted by this Agreement;

11.2.2.	Enforcing the Recipient’s rights under this Agreement;

11.2.3.	Prosecuting or defending litigation as permitted by this Agreement;

11.2.4.	In the case of Licensee, in regulatory filings and submissions with regard to Products;

11.2.5.	Disclosure to the Recipient’s Affiliates, provided that Confidential Information so disclosed shall remain subject to this clause 11;

11.2.6.
In the case of Licensee, disclosure to Sublicensees and bona fide potential Sublicensees, on the condition that each such Third Party agrees to be bound by confidentiality and non-use obligations that are as stringent as those contained in this clause 11; and

11.2.7.
In the case of Licensee, disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, which any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

11.3.
Except as otherwise provided in this clause 11, each Party agrees not to disclose to any Third Party the terms or existence of this Agreement without the prior written consent of the other Party hereto, except that each Party may make such disclosure to the extent permitted under clause 11.2 and, after the initial announcement of this Agreement pursuant to clause 11.4, each Party may disclose the terms of this Agreement that have previously been made public as contemplated by clause 11.4.

11.4.
Licensee undertakes, should it be interested in any dissemination activity with regard to the Technology, by means of, but not limited to, articles, conferences, or any other act of distribution of similar nature, in magazines, publications or seminars of scientific matter, to observe at all times the rights of the inventors or authors to be acknowledged as such in any such dissemination activities.

11.5.
Licensor agrees that Licensee shall have the right to issue a press release announcing this Agreement. Licensor acknowledges that Licensee may desire or be required to issue one or more subsequent press releases relating to this Agreement. Licensee agrees to consult with Licensor reasonably and in good faith with respect to the text and timing of any such press release prior to the issuance thereof, provided that Licensor may not unreasonably withhold consent to such releases, and that Licensee may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with applicable law or with the requirements of any stock exchange on which securities issued by Licensee are traded. In the event of such a required public announcement, to the extent practicable under the circumstances, Licensee shall use commercially reasonable efforts to provide Licensor with a copy of the proposed text of such announcement in advance of the scheduled release. Licensee may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue other press releases, so long as Licensee makes reasonable efforts so that any such public statement or press release is consistent with prior public disclosures or public statements approved by Licensor pursuant to this clause 11.4 or permitted by clause 11.2 and does not reveal non-public information about Licensor.

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11.6.
The obligations assumed under this clause 11 shall remain enforceable and binding between the Parties during the term of the Agreement and, with the exception of clause 11.4, for as long as the Confidential Information remains secret and confidential.

12.	Personal Data Protection

For the treatment, whether automated or not, of the personal data or any of the Parties, for any purpose, as well as for the transfer of such data to third parties, the Party interested in the treatment or transfer of such data shall obtain from the other Party a prior authorization in writing, according to the terms and conditions set forth in the in the laws of the European Union on Personal Data Protection and any other statutory provisions and regulations applicable to the Parties.

13.	Assignment

13.1.	Licensee shall not assign this Agreement to a Third Party, unless a prior authorization in writing is provided by Licensor.

13.2.	Without prejudice of the foregoing, Licensee may assign this Agreement and its rights and obligations hereunder without Licensor’s authorization:

13.2.1.
In connection with the transfer or sale of all or substantially all of Licensee’s business to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that Licensee notifies Licensor of any such assignment no later than one (1) business day after the date such transaction is first publicly announced or, if such transaction is not publicly announced, then no later than one (1) business day after the consummation and closing of the acquisition transaction; or

13.2.2.
to an Affiliate of Licensee, provided that Licensee shall remain liable and responsible to Licensor for the performance and observance of all such duties and obligations by such Affiliate and that a 15-day prior notification is given to Licensor of the planned assignment to such Affiliate.

13.3.
Licensor shall be entitled to, at any time, assign its contractual position in this Agreement and/or the management of the rights to the Technology to an Affiliate entity or to another entity to which Licensor’s shareholders hold Control. In such case, any such entity shall fully assume the rights and obligations granted to Licensor in this Agreement.

13.4.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

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14.	Miscellaneous

14.1.
Should any provision of this Agreement become invalid, illegal or unenforceable, whether in whole or in part, this shall not affect the validity of the remaining provisions of this Agreement. In such a case, the Parties concerned shall be entitled to request that a valid and practicable provision be negotiated which most nearly fulfils the purpose of the original provision.

14.2.	Amendments and modifications to the text of this Agreement shall be valid only if made in writing and signed by an authorized signatory of each of the Parties.

14.3.
Except as expressly provided elsewhere in this Agreement, each Party’s rights and remedies under this Agreement are cumulative and in addition to, not exclusive of or in substitution for, any rights or remedies otherwise available to that Party.

14.4.
No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other waiver or other exercise thereof.

15.	Notices

15.1.
Any formal notice required or permitted by this Agreement must be delivered in writing and sent to the addresses contained in the heading of this Agreement, to the following email addresses, or to such other addresses as may be notified in writing by the Parties from time to time during the term of this Agreement:

15.1.1.	If to Licensor:	Minoryx Therapeutics, S.L.
Avenida Ernest Lluch, 32
08032 Mataró (Barcelona)
Spain
Attn: Marc Martinell Pedemonte

15.1.2.	If to Licensee:	GT Gain Therapeutics SA
c/o Tecnopolo Ticino
Via Cantonale 18
CH-6928 Manno
Switzerland
Attn: Lorenzo Leoni

16.	Interpretation

Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation.

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17.	Governing Law and Jurisdiction

17.1.	This Agreement shall be governed by and construed under the laws of Spain.

17.2.
With express waiver to any other jurisdiction that may correspond to the Parties, any dispute or controversy in relation to, in connection with or resulting from this Agreement that cannot be solved amicably between the Parties shall be submitted to the exclusive jurisdiction of the courts of the city of Barcelona.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

/s/ Marc Martinell Pedemonte	/s/ Lorenzo Leoni
Minoryx Therapeutics, S.L.	GT Gain Therapeutics SA
Marc Martinell Pedemonte	Lorenzo Leoni
CEO	CEO

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ANNEX O

AUTHORIZATION OF INSTITUTIONS

*** Addendum to the License Agreement of Patent Ep 11380102
between Universitat de Barcelona, Institució Catalana de Recerca i Estudis Avançats
and Minoryx Therapeutics, SL. enclosed to this Annex 0***

Minoryx Therapeutics, S.L.-GT Cain Therapeutics, S.A. – License Agreement	Annexes

ADDENDUM TO THE LICENSE AGREEMENT OF PATENT EP 11380102
BETWEEN UNIVERSITAT DE BARCELONA, INSTITUCIÓ CATALANA DE
RECERCA I ESTUDIS AVANÇATS AND MINORYX THERAPEUTICS, SL

Barcelona, December 20th, 2017 (the “Effective Date”),

BETWEEN

FUNDACIÓ BOSCH I GIMPERA (hereinafter referred to as “FBG”), with registered offices at Baldiri Reixac, 4-6, Barcelona, Spain, and tax identification number G-08906653, duly represented by M. Carme Verdaguer Montanyà, acting in her capacity as General Director. UNIVERSITAT DE BARCELONA (hereinafter referred to as “UB”), through an agreement executed on February 26, 2010, delegated in FBG the authority to appear herein, as FBG is the entity in charge of the management of the intellectual and industrial property rights resulting from the research activities carried out within the UB;

INSTITUCIÓ CATALANA DE RECERCA I ESTUDIS AVANÇATS (hereinafter referred to as “ICREA”), with registered offices at Passeig Lluis Companys, 23, Barcelona, Spain, with C.I.F number G-62515838, represented by Emilià Pola Robles acting in his capacity as Executive Director; and

MINORYX THERAPEUTICS, S.L. (hereinafter referred to as “Company”), with registered offices at Av. Ernest Lluch 32, Mataró, Barcelona, Spain, and tax identification number B65648156, duly represented by Marc Martinell Pedemonte, acting in his capacity as CEO.

WHEREAS

I.
On June 1st, 2012, ICREA, FBG and Company entered into a license agreement by which ICREA and UB granted to Company a license (hereinafter the “License”) over patent no. EP 11380102 (hereinafter the “Patent”), including the related know-how and software, in the terms and conditions set forth in the referred agreement (hereinafter the “License Agreement”).

II.
Company has developed a series of compounds that stem from the technology licensed to Company under the License Agreement, which are property of Company, and are object of various patent applications described in Annex I of this Addendum (hereinafter, the “Company’s IP”).

III.
Company is interested in granting an exclusive worldwide sublicense (“Sublicense”) over the Patent to a third party (“Sublicensee”) and, accordingly, the Parties hereby wish to acknowledge the existence and contents of such new agreement.

IV.
The Parties are interested in establishing further terms and conditions to be applicable to the License Agreement, as well as clarifying certain provisions of the License in order to be consistent with the Sublicense, as set forth in this addendum to the License Agreement (hereinafter, the “Addendum”).

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Parties have agreed to enter into this Addendum according to the following:

CLAUSES

1.	Purpose of the Addendum

The purpose of this Addendum is to (i) acknowledge the Sublicense on the License that will be granted by the Company, (ii) clarify certain terms of the License Agreement including the term of duration of the License and the reporting requirements in connection thereto, (iii) establish a royalty term and (iv) acknowledge the new compounds developed by Company, using the technology licensed under the License Agreement.

2.	Acknowledgement of Sublicense

2.1.
According to the provisions of clause 3.4 of the License Agreement, ICREA and FBG hereby acknowledge the Sublicense that Company intends to grant to a third party on the License, and consent to all the terms and conditions of the proposed Sublicense, provided all existing rights of ICREA and FBG continue to be safeguarded. To this end, the Sublicense agreement is attached hereto as Annex II.

2.2.	The foregoing consent of ICREA and FBG is given without prejudice of the fact that ICREA and FBG reserve certain rights as established in clauses 6 and 7 below.

3.	Term of License Agreement

3.1.
The Parties agree that the License will be deemed granted for the duration of the Patent, as established in clause 3.2 of the License Agreement, as well as for as long as Company or any Sublicensee continue to develop or commercialize any of the compounds developed from the technology licensed under the License Agreement.

3.2.
In accordance with clause 3.5 of the License Agreement, the Parties agree that, regardless of the duration of the Patent, the License shall be considered granted with regard to the related know-how and software. Accordingly, the Parties hereby clarify that the License will continue to be in force as for the related know-how and software, for as long as the Company or any Sublicensee is exploiting such technology.

4.	Royalty Term

4.1.
The Parties agree to modify the wording of clauses 4.4.1, 4.4.2 and 4.4.3 of the License Agreement so as to establish a specific royalty term, that is, the term during which Company will be bound to pay royalties to ICREA and FBG under the License Agreement (“Royalty Term”). Therefore, the Parties agree to strike the phrase “durant el termini de la Llicència” (during the term of the License) from clauses 4.4.1, 4.4.2 and 4.4.3 of the License Agreement, and hereby establish a Royalty Term of ten (10) years as of the date of first commercialization of Products that incorporate the technology object of the License (subject to the definition of the term “Product” included in the Sublicense agreement attached hereto as Annex II).

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4.2.	For the avoidance of doubt, and in order to be consistent with the terms of the Sublicense, the Parties acknowledge and agree to the Royalty Term established herein.

4.3.	The Company undertakes to promptly notify ICREA and FBG of the date of first commercialization referred to in clause 4.1 above.

5.	Company’s IP

In compliance with clause 5.1 of the License Agreement, which establishes that Company shall inform ICREA and FBG of any new patent filings of compounds or know-how developed from the Patent, the Parties hereby acknowledge and agree that the family of compounds listed on Annex I are the compounds developed by Company to this date from the technology licensed to Company.

6.	Reporting requirements

Company undertakes to inform ICREA and FBG in writing of any new development or know-how that entails an evolution of the Patent of which it has knowledge from the Sublicensee, within fifteen (15) days of Company’s receipt of any such information. Company undertakes to promptly request this information to any Sublicensee in order to keep ICREA and FBG duly informed.

7.	Rights of the Parties in case of termination of License Agreement

In the event that the License Agreement is terminated for any reason, the License will revert to a direct license to the Sublicensee, in the same terms as the original License was granted to Company, whereby ICREA and FBG will maintain the right to collect Royalties as of the date of first commercialization of Products (subject to the definition of the term “Product” included in the Sublicense agreement attached hereto as Annex II). In such case, the Parties will make their best efforts to safeguard ICREA and FBG’s rights under the License Agreement.

8.	Prevalence and enforceability

8.1.	The Parties agree that, except as modified by this Addendum, the terms and conditions of the License Agreement shall continue in full force and effect.

8.2.	This Addendum enters into full force and effect on its Effective Date.

IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed by their duly authorized representatives as of the Effective Date.

/s/ Emilià Pola Robles	/s/ M. Carme Verdaguer Montanyà
INSTITUCIÓ CATALA A DE	FUNDACIÓ BOSCHI GIMPERA
RECERCA I ESTUDIS AVANÇATS	M. Carme Verdaguer Montanyà
Emilià Pola Robles	General Director
Executive Director

/s/ Marc Martinell Pedemonte
MINORYX THERAPEUTICS, S.L.
Marc Martinell Pedemonte
CEO

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ANNEX I

COMPANY’S IP

New Patent Applications over Minoryx compounds

•	EP 16382660.5 - Isoquinoline compounds, methods for their preparation, and therapeutic uses thereof

•	EP 16382672.0 - Heteroaryl compounds and their use in the treatment of gaucher’s disease

•	PCT/EP2014/066392 - Di(hetero)arylamides and sulfonamides, methods for their preparation and therapeutic uses thereof

•	EP15382019.6 - Heteroarylaminoisoquinolines, methods for their preparation and therapeutic uses thereof

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ANNEX II

LICENSE AGREEMENT BETWEEN COMPANY AND SUBLICENSEE

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ANNEX III
STAFF TO BE RETAINED BY LICENSEE

•	Javier Barril Alonso

•	Elena Cubero Jorda

•	Ana Maria Ruano Rubio

•	Natalia Pérez Carmona

•	Aida Delgado Ramírez

•	Ana Maria Garcia Collazo

Minoryx Therapeutics, S.L.-GT Cain Therapeutics, S.A. – License Agreement Annexes